                                                                   Exhibit 10.26

                                        NEXTEL COMMUNICATIONS INC.
                                        1505 Farm Credit Drive, McLean, VA 22102
                                        703 394-3000


[NEXTEL LOGO]

May 7, 1999

Mr. Jose Felipe
711 Seaview Drive
Juno Beach, Florida 33408

Dear Jose:

On behalf of Nextel International, Inc., it is my pleasure to confirm our offer of employment to you for the position of President of the Mercosur Region of Latin America, supporting the projects in Brazil and Argentina and future projects in the other Mercosur countries.

The following information provides detail and establishes the basis for mutual expectations regarding the terms and conditions of employment, benefits, provisions, and expatriation/repatriation assistance applying to your employment with Nextel International, Inc., ("Nextel International" or the "Company").

Outlined below are the specific terms and conditions regarding your employment relationship with the Company during the period of expatriation:

1.  Title:                     President, Mercosur

2.  Reporting to:              President and Chief Operating Officer, Nextel International

3.  Effective Date:            April 1, 1999

4.  Location:                  Assignment based in Buenos Aires, Argentina

5.  Term of Assignment:        Your employment with the Company will be of
                               indefinite duration, terminable at will by either
                               party, without cause. This means that you may
                               elect to terminate your employment with the
                               Company at any time after such date, and the
                               Company retains the same rights. This "employment
                               at-will" paragraph operates notwithstanding any
                               other provision of this letter, (except as
                               defined in this paragraph below) and no officer
                               or employee of the Company is authorized to offer
                               any employment relationship other than the
                               "at-will" relationship provided for in this
                               paragraph. However, as a condition of your taking
                               this assignment, if for any reason, other than
                               cause, your employment is terminated by the
                               Company while in this position, the Company
                               agrees to continue your then current salary for a
                               period of one year from notice of termination. In
                               addition, you will be eligible to receive 100% of
                               the targeted cash bonus for that year, prorated
                               for the months worked in that year and payable in
                               the first quarter of the following year. After
                               such notice, the Company will repatriate you to
                               the US within a reasonable time, and after
                               repatriation will be responsible only for the
                               portion of compensation which is U.S. based.
                               During the period of salary contribution, your
                               benefits will continue and you will continue to
                               vest for purposes of the stock options. Forced
                               change of


May 7, 1999
Page 2


                                locations, title or reporting relationships will be considered termination for these purposes. After this Agreement is fully terminated, except for COBRA benefits and repatriation, all rights and liabilities hereunder will cease. You and the Company agree that the terms of your employment will be governed by the laws of the State of Florida, not by the laws of any other state or foreign country.

6. Base Salary                  U.S. $250,000 per year, paid bi-monthly in the
                                United States and subject to U.S. taxes.

7. Foreign Assignment           A foreign assignment differential will be paid
   Differential and Per         to compensate you for the higher costs of goods
   Diem                         and services in the assignment location as
                                compared with the United States. We have agreed to pay you a services differential of $120,000 per year, payable in 24 bi-monthly installments with your local paycheck, during the term of this assignment.

8. Performance                  Your performance and your position with the
   Review:                      Company will be reviewed on an annual basis by
                                your supervisor who shall report the results of such review to the Board of Directors of the Company, at which time you will be eligible for a merit increase in your base annual compensation. Any such increase shall be based on a positive review of your performance and commensurate with your duties and responsibilities. Your base annual compensation will first be eligible for a merit increase as of April 1, 2000.

9. Incentive Bonus:             You will be eligible to receive up to U.S.
                                $150,000 paid in the U.S. as an incentive bonus for the achievement of specific objectives to be mutually determined by you and your supervisor.
                                Pay out is expected to occur during the first quarter of each year.

10. Tax Equalization:           It is the Company's policy that personnel
                                stationed abroad will not suffer financially from an excessive tax liability as a consequence of having to pay more income taxes than they would have paid in the United States. In order to implement this policy, an expatriate will be reimbursed for US and foreign taxes incurred on the total compensation in excess of the US tax that would have been incurred on the base salary had the expatriate remained in the United
                                States. You agree to restructure the
                                relationship with the Company in a manner which will minimize your overall tax liability, so long as you are not adversely impacted. It is understood that all benefits granted in Argentina will be tax equalized, and you will not be responsible for any foreign or U.S. taxes from those benefits, including the cost of living differential and rent allowances.

                                In the event the Company overpays tax with respect to Company-earned income, a refund may be received payable to you. You agree to reimburse the Company that amount relating to Company-earned income and benefits.

11. Tax Counseling:             To ensure that tax is paid as and when required,
                                the Company has retained international tax consultants to assist in the preparation and filing of US federal and state (if applicable) income tax returns. They will also provide assistance for your income tax return in your foreign assignment location. Only the consultants designated may be used. The extent of this tax consultant service to you is as follows:

May 7, 1999
Page 3


                              - Up to two consultations with a representative of the firm prior to your departure to your foreign assignment location, if appropriate;

                              - Consultation with the tax consultant service while in your foreign assignment location to assist you in the preparation of annual returns;

                              - Up to two consultations upon final return, if appropriate.

                              Penalties and interest owing or the preparation of amended returns, together with incremental consultant fees, that result from failure to comply with the established procedure, may result in the Company charging you with these amounts.

                              Similarly, the Company will take measures as are required to ensure you do not suffer, if upon final return and through no fault of your own, you find you have been charged with double taxation on your Company-earned income and benefits while assigned to the foreign assignment location.

12.  Housing:                 The Company will pay your actual cost of rental
                              housing in the foreign assignment location, including all utilities, except telephone, up to an aggregate maximum per month of U.S. $10,000.
                              However, this amount will be paid as part of the local salary covered in Argentina.

13.  Company Car:             In your expatriate assignment, you will be
                              provided with use of a company car commensurate with your position, a chauffeur and appropriate security.

14.  Travel to the US:        You are entitled to 6 round trip business class
                              tickets to the US to be used by you or your family, per year, during the duration of the assignment. Round trip is defined as passage between your country of foreign residence and your residence in the United States. Time taken for travel to the US will be considered part of the annual vacation time indicated in Item #15 of this Agreement.

15.  Vacation:                You will receive four weeks vacation per calendar
                              year prorated for any partial years of employment.

16.  Holidays:                The observation of holidays will be determined by
                              local customs and traditions in your foreign assignment location.

17.  Insurance & Benefits:    You will be eligible for the standard Nextel
                              Communications, Inc. (parent of Nextel
                              International, Inc.) standard insurance and benefit plan (to include 401(k) and employee stock purchase plan) commensurate with your position and your compensation. Information concerning these plans will be provided to you.

                              You will be provided with membership in an emergency medical plan and medical clinic in your foreign assignment location. In addition, the Company will pay emergency medical transportation and lodging costs to offset costs that the medical insurance does not cover.

18.  Expenses:                Any expenses that you incur on behalf of the
                              Company which are directly related to your work will be reimbursed based on properly completed documentation and prior approvals.

May 7, 1999
Page 4


19. Nextel International    We may structure your employee relationship for
(Services), Ltd.:           international tax planning purposes as an employee
                            of Nextel International (Services), Ltd., which is a wholly-owned subsidiary of the Company. If this is the case, please be assured that this structure will not affect benefits you would otherwise receive if you had been an employee of the Company, nor your seniority.

20. Financial               Except as specifically provided in this Agreement,
Responsibility:             you will be responsible for all financial
                            obligations incurred by you during the term of this assignment.

21. Non-competition, etc.:  You agree that during the term of your employment, you will not (a) become involved as an employee, consultant, independent contractor, advisor, director, partner, owner or otherwise in any business in your foreign assignment location which competes directly with any business in which the Company is then engaged or is planning to become engaged, or (b) solicit the employment or services of any of the Company's employees, consultants, independent contractors, advisors, directors, or other representatives.

                            You will agree that at all times during your employment and after termination of your employment you will not, without written permission of the Company's then current Chief Executive Officer, disclose to any party or use or permit to be used in a manner adverse to the Company any confidential or other proprietary information of the Company, including, without limitation, trade secrets.

22. Stock Options:          -- You will not forfeit Nextel Communications,
                               Inc.'s options granted to date (options for 70,000 shares).
                            -- You will not forfeit Nextel International
                               options granted to date for the purchase of 75,000 shares.
                            -- You have been recommended to receive, and have
                               been approved to receive, contingent on your acceptance of this offer, options for 75,000 shares of Nextel International at a $900,000 valuation of the Company, vesting as follows:
                               17,500 immediately upon grant and the rest
                               1/48 a month.
                            -- You will be recommended to receive for 1999,
                               options for an additional 75,000 shares of Nextel International and 25,000 shares of Nextel Communications, Inc. based on meeting specific objectives established by your supervisor.

23. Moving allowance:       To assist you with your moving and settling costs,
                            the Company will pay the associated, eligible costs up to U.S. $25,000, with appropriate taxes to be paid by the Company. The Company will pay also all reasonable costs of relocation at the conclusion of this assignment.



This Agreement supersedes any and all prior written or oral agreements or understandings concerning such subject matter.

May 7, 1999
Page 5


Please do not hesitate to contact me of Steve if you have any questions or require additional information. Please sign below where indicated and return this to me to evidence your agreement as to the above terms. The copy is for your records.


                                   Sincerely,


                                   /s/ Timothy M. Donahue
                                   Timothy M. Donahue
                                   President and Chief Operating Officer
                                   Nextel Communications, Inc.


I have read and understand the terms and conditions contained in this Agreement and hereby accept and agree to them as partial conditions of my employment with Nextel International, Inc.


                                   /s/ Jose Felipe
                                   ----------------------------------------
                                   Jose Felipe


                                   Date:  5/10/99
                                         ----------------------